Exhibit 5.7

Asia Pacific

Bangkok

Beijing

Brisbane

Hanoi

Ho Chi Minh City

Hong Kong

Jakarta*

Kuala Lumpur*

Manila*

Melbourne

Seoul

Shanghai

Singapore

Sydney

Taipei

Tokyo

Yangon

Europe, Middle East
& Africa

Abu Dhabi

Almaty

Amsterdam

Antwerp

Bahrain

Baku

Barcelona

Berlin

Brussels

Budapest

Cairo

Casablanca

Doha

Dubai

Dusseldorf

Frankfurt/Main

Geneva

Istanbul

Johannesburg

Kyiv

London

Luxembourg

Madrid

Milan

Moscow

Munich

Paris

Prague

Riyadh

Rome

St. Petersburg

Stockholm

Vienna

Warsaw

Zurich

Latin America

Bogota

Brasilia**

Buenos Aires

Caracas

Guadalajara

Juarez

Lima

Mexico City

Monterrey

Porto Alegre**

Rio de Janeiro**

Santiago

Sao Paulo**

Tijuana

Valencia

North America

Chicago

Dallas

Houston

Miami

New York

Palo Alto

San Francisco

Toronto

Washington, DC

August 11, 2016

Vista Outdoor Inc.

262 N University Drive

Farmington, UT 84025

Re: Form S-4 Registration Statement

Ladies and Gentleman,

We have acted as special Mexican counsel for are Advanced Arrow S.de R.L. de C.V. (“Advanced Arrow”) and Hydrosport, S. de R.L. de C.V. (“Hydrosport” and jointly with Advanced Arrow, the “Mexican Guarantors”), in connection with the Registration Statement on Form S-4 (the “Registration Statement”) filed by Vista Outdoor Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), relating to the issuance by the Company of up to $350,000,000 aggregate principal amount of 5.875% Senior Notes Due 2023 (the “Notes”) and the issuance by the Mexican Guarantors and the other guarantors of the guarantees (the “Guarantees “and, together, with the Notes, the “Securities”) of the Notes in exchange for the Company’s issued and outstanding unregistered 5.875% Senior Notes Due 2023. The Notes will be issued under, and the Guarantees will be issued as provided in, an Indenture, dated as of August 11, 2015, between the Company, the guarantors named therein and U.S. Bank National Association as trustee (the “Trustee”), as supplemented by a First Supplemental Indenture, dated as of August 11, 2015 between the Company, the guarantors named therein and the Trustee, and by a Second Supplemental Indenture (the “Second Supplemental Indenture”), dated as of August 9, 2016 by and among the Company, the guarantors named therein (including the Mexican Guarantors) and the Trustee (collectively, the “Indenture”).

The following documents are referred to collectively in this opinion letter as the “Transaction Documents”: (i) the Registration Statement and (ii) the Indenture, including the Guarantees therein.

In connection with rendering the opinions set forth below, we have examined the Transaction Documents, the respective incorporation deed and current By-laws of the Mexican Guarantors and the resolutions of the shareholders of the Mexican Guarantors, authorizing the execution and delivery of, and the performance of the obligations under, the Indenture, as a result of the execution of the Second Supplemental Indenture by the Mexican Guarantors.

* Associated Firm ** In cooperation with Trench, Rossi e Watanabe Advogados	Baker & McKenzie, S.C. is a member of Baker & McKenzie International, a Swiss Verein.

In rendering the opinions expressed below, we have assumed, without independent investigation or inquiry, (1) the authenticity and genuineness of all signatures on the documents reviewed by us in connection herewith; (2) the validity, binding effect and enforceability of the documents governed by foreign laws other than the Mexican laws; (3) the authenticity and genuineness of all documents submitted to us as originals or copies, (4) the genuineness of all documents that we examined, and (5) the conformity to authentic originals of documents submitted to us as certified, conformed or photocopies.

The lawyers of our firm are admitted to practice in the United Mexican States (“Mexico”). We do not express our opinion under any law other than the laws of Mexico (the “Jurisdiction”), and thus, this opinion is subject and shall be construed under the laws of the Jurisdiction.

Based upon and subject to the foregoing and subject also to the comments and qualifications set forth below, we are of the opinion that:

1)             Advanced Arrow is a limited liability company validly existing under the laws of Mexico, based solely upon its incorporation deed number 21,659, dated March 2, 2009, granted before Xavier Ibañez Aldana notary public number 1 of Tecate, Baja California.

2)             Advanced Arrow (a) has the corporate power to create, execute and deliver, and to perform its obligations under the Indenture and the Guarantee and, (b) has taken all corporate action necessary to authorize the execution and delivery of, and the performance of its obligations under the Indenture and the Guarantee based solely in public deed number 48,491 dated August 4, 2016, granted before Mr. Jose Luis Villavicencio Castañeda, Notary Public number 218 for Mexico City, whereby it was formalized the resolutions passed by the Shareholders of Advanced Arrow instructing Advanced Arrow to execute the Second Supplemental Indenture, and granted power of attorney to its legal representatives;

3)             Hydrosport is a limited liability company validly existing under the laws of Mexico, based solely upon its incorporation public instrument number 7,915, dated July 1, 2001, granted before Enrique Gallaga Esparza notary public number 15 of Tijuana, Baja California;

4)             Hydrosport (a) has the corporate power to create, execute and deliver, and to perform its obligations under the Indenture and the Guarantee and, (b) has taken all corporate action necessary to authorize the execution and delivery of, and the performance of its obligations under the Indenture and the Guarantee based solely in public deed number 48,492 dated August 4, 2016, granted before Mr. Jose Luis Villavicencio

Castañeda, Notary Public number 218 for Mexico City, whereby it was formalized the resolutions passed by the Shareholders of Hydrosport instructing Hydrosport to execute the Second Supplemental Indenture, and granted power of attorney to its legal representatives; and

5)             The Indenture, including the Guarantees therein, have been duly authorized, executed and delivered by each Mexican Guarantor and does not conflict with the bylaws of the Mexican Guarantors or Mexican law.

The foregoing opinions are rendered as of the date of this opinion letter, except as otherwise indicated. We assume no obligation to update or supplement any of our opinions to reflect any changes of applicable law or fact that may occur after the date of the effectiveness of the Registration Statement.

This opinion is to be governed and construed under the laws of Mexico and is limited to and is given on the basis of the current law and practice in Mexico. Therefore, we express no opinion regarding any other documents than those mentioned in this opinion, or any document attached thereto, or any matters other than those specifically addressed in this letter and related to the Mexican Guarantors, in the understanding that we have only reviewed the documents mentioned herein.

This opinion is furnished to you in connection with the Registration Statement and therefore we consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement and to the reference our firm under the heading “Legal Matters”.  In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required by the Securities Act. This opinion may be relied upon by Cravath, Swaine & Moore LLP in connection with the provision of its legal opinion to be rendered in eonnction with the Registration Statement.

Very truly yours,

/s/ Baker & McKenzie Abogados, S.C.